FINANCIAL STATEMENTS AND
INDEPENDENT AUDITORS' REPORT


BURLINGTON ARBORETUM
LIMITED PARTNERSHIP


DECEMBER 31, 1996, 1995 AND 1994
Burlington Arboretum Limited Partnership


                                 TABLE OF CONTENTS


                                                                           PAGE

Independent Auditors Report                                                  3

Financial Statements
        Balance Sheet                                                        4
        Statements of Operations                                             5
        Statements of Partners' Deficit                                      6
        Statements of Cash Flows                                             7
        Notes to Financial Statements                                        8

Supplemental Information
        Independent Auditors' Report on
          Supplemental Information                                          14
        Schedules of Expenses                                               15

                          INDEPENDENT AUDITORS' REPORT


To the Partners
Burlington Arboretum Limited Partnership

We have audited the accompanying balance sheets of Burlington
Arboretum Limited Partnership as of December 31, 1996, 1995 and
1994, and the related statements of operations, partners; deficit and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Burlington Arboretum Limited Partnership as of December 31, 1996, 1995 and 1994, and the results of its operations, the changes in partners' deficit and its cash flows for the years then ended in conformity with generally accepted accounting principles.




















Boston, Massachusetts
January 31, 1997

                            Burlington Arboretum Limited Partnership

                                          BALANCE SHEET

                                December 31, 1996, 1995 and 1994


                                             ASSETS
                                                        1996              1995             1994
Investment in real estate
  Land                                              $ 2,074,884       $ 2,074,884      $ 2,074,884
  Buildings, improvements and personal
     property, less accumulated
     depreciation of $6,384,870,
     $5,563,878 and $4,731,848                       23,163,275        23,918,733       24,387,172
                                                     25,238,159        25,993,617       24,462,056

Other Assets
  Cash                                                  245,774           172,005          268,613
  Tenant accounts receivable                             43,085            22,741           45,068
  Reserve for replacements                               82,262           110,525           96,666
  Security deposits funded                              289,869           272,741          249,606
  Prepaid expenses and other assets                     100,310            95,949          102,684
  Mortgage costs, net of accumulated
     amortization of $766,447, $714,823
     and $663,197                                       749,321           800,945          852,570
                                                      1,510,621         1,474,906        1,615,207

                                                    $26,748,780       $27,468,523      $28,077,263


                                LIABILITIES AND PARTNERS' DEFICIT

Liabilities applicable to investment
  in real estate:
  Mortgage payable                                  $29,326,500       $29,326,500      $29,326,500
  Deferred interest and related fees                  2,216,927         2,041,122        2,011,796
  Advances from general partner on
     mortgage payable                                   395,533           395,533          350,267
  Advances from Dean Witter/
     Coldwell Banker                                    114,831           114,831          114,831
  Accrued mortgage interest and
     service fees                                       136,858           136,858          147,077
                                                     32,190,649        32,014,844       31,950,471

Other liabilities
  Accounts payable and accrued expenses                 118,489           137,962          137,311
  Accrued management fees                                 9,979            10,084           45,266
  Prepaid rent                                           11,136             5,847           10,274
  Security deposits payable                             289,211           270,478          249,178
                                                        428,815           424,371          442,029
                                                     32,619,464        32,439,215       32,392,500

Partners' deficit                                    (5,870,684)       (4,970,692)      (4,315,237)

                                                    $26,748,780       $27,468,523      $28,077,263






                               See notes to financial statements.
/TABLE

                            Burlington Arboretum Limited Partnership

                                    STATEMENTS OF OPERATIONS

                                December 31, 1996, 1995 and 1994


                                             ASSETS
                                                        1996              1995             1994
Revenue
  Rental income                                     $ 4,127,965       $ 3,715,751      $ 3,555,001
  Miscellaneous income                                   53,355            40,662           40,901
                                                      4,181,320         3,756,413        3,595,902

Less
  Vacancies                                              50,711            30,834           53,820
  Tenant concessions and employee and
     model apartments                                    47,809            29,639           72,110
                                                      4,082,800         3,695,940        3,469,972

Expenses
  Rental                                                 53,118            89,766          102,417
  Administrative                                        232,490           194,581          109,095
  Maintenance                                           609,424           540,552          344,390
  Utilities                                             218,443           175,816          190,067
  Security                                                -                 -               14,977
  Insurance                                              80,225            82,844           76,975
  Management fee                                        121,375           118,523          104,314
  Real estate taxes                                     246,526           254,742          235,905
                                                      1,561,601         1,456,824        1,178,140

                                                      2,521,199         2,239,116        2,291,832

Other income (expenses)
  Depreciation                                         (820,992)         (832,030)        (815,390)
  Amortization                                          (51,624)          (51,626)         (70,471)
  Interest income                                         3,492             5,584            3,405
  Interest expense - mortgage                        (2,445,480)       (1,907,980)      (1,892,987)
  Mortgage servicing fees                               (73,320)          (73,319)         (73,316)
  Trustee fees                                           (3,940)           (5,873)            -
  Program management fee                                (29,327)          (29,327)         (29,327)
  Interest expense - other                                -                 -                 (492)
  Other income                                            -                 -               39,853
                                                     (3,421,191)       (2,894,571)      (2,838,725)

     Net loss                                       $  (899,992)      $  (655,455)     $  (546,893)












                               See notes to financial statements.
/TABLE

                            Burlington Arboretum Limited Partnership

                                 STATEMENTS OF PARTNERS' DEFICIT

                                December 31, 1996, 1995 and 1994

                                                        1996              1995             1994
Partners' deficit, beginning                        $(4,970,692)      $(4,315,237)     $(3,768,344)

Net loss                                               (899,992)         (655,455)        (546,893)

Partners' deficit, ending                           $(5,870,684)      $(4,970,692)     $(4,315,237)






































                               See notes to financial statements.
/TABLE

                            Burlington Arboretum Limited Partnership

                                     STATEMENTS OF CASH FLOW

                                December 31, 1996, 1995 and 1994


                                             ASSETS
                                                        1996              1995             1994
Cash flows from operating activities
  Net loss                                          $  (899,992)      $  (655,455)     $  (546,893)
  Adjustments to reconcile net loss to net cash
   provided by operating activities
   Depreciation                                         820,992           832,030          815,390
   Amortization                                          51,624            51,626           70,471
   (Increase) decrease in tenant accounts receivable    (20,344)           22,327          (19,277)
   Decrease in accounts receivable - other                -                 -               38,732
   (Increase) decrease in prepaid expenses and other
     assets                                              (4,361)            6,735          (20,955)
   Increase (decrease) in accounts payable and
     accrued expenses                                    55,680           (82,002)        (179,994)
   Decrease in accrued mortgage interest and
     servicing fees                                       -               (10,219)         (36,214)
   Increase in deferred interest and related fees
     on mortgage payable                                175,805            29,326           29,327
   (Decrease) increase in accrued management fees          (105)           10,084           (7,837)
   Increase (decrease) in prepaid rent                    5,289            (4,428)         (18,162)
   Decrease (increase) in security deposits - net         1,605            (1,835)            (315)

     Net cash provided by operating activities          186,193           198,189          124,273

Cash flows from investing activities
  Investment in real estate                            (140,687)         (280,938)        (121,348)
  Decrease (increase) in reserve for replacements        28,263           (13,859)         (41,789)

     Net cash used in investing activities             (112,424)         (294,797)        (163,137)

Cash flows from financing activities
  Repayment on letter of credit                           -                 -              (25,000)
  Advances from general partners                          -                 -              130,267
  Advances from Tempo-GP, Inc.                            -                 -              114,831

     Net cash provided by financing activities            -                 -              220,098

     Net increase (decrease) in cash                     73,769           (96,608)         181,234

Cash, beginning                                         172,005           268,613           87,379

Cash, ending                                        $   245,774       $   172,005      $   268,613

Supplemental disclosure of cash flow information
  Cash paid during the year for interest            $ 2,288,052       $ 1,918,202      $ 1,929,202

Significant non-cash investing activity
  Investment in real estate included in accounts
   payable                                          $     7,500       $    82,653      $     -





                            See accompanying to financial statements.
/TABLE

                     Burlington Arboretum Limited Partnership

                           NOTES TO FINANCIAL STATEMENTS

                         December 31, 1996, 1995 and 1994


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Burlington Arboretum Limited Partnership was organized under the laws of the commonwealth of Massachusetts on July 19, 1985, for the purpose of constructing and operating a rental housing project. The project consists of 312 units located in Burlington, Massachusetts and is currently operating under the name of Burlington Arboretum. The project contains both market rate rental units and moderate and low-income rentals.

Each building of the project has qualified and been allocated low-income housing credits pursuant to Internal Revenue Code Section 42 (Section 42) which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of fifteen consecutive years in order to remain qualified to receive the credits.

The project's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section
42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance-compliance within a specified time period could result in recapture of previously taken tax plus interest. In addition, such potential noncompliance-compliance may require an adjustment to the contributed capital by the limited partner.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Real Estate

Investment in real estate is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method for financial reporting purposes.

                    Burlington Arboretum Limited Partnership

                         December 31, 1996, 1995 and 1994


NOTE A -   ORGANIZATION AND SUMMARY OF SIGNIFICANT
           ACCOUNTING POLICIES - Continued

Mortgage Costs

Mortgage costs are amortized over the term of the mortgage using the straight-line method.

Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and tenants of the property are operating leases.

Income Taxes

No provision or benefit for income taxes has been included in these financial statements since the taxable income or loss passes through to, and is reportable by, the partners individually.

NOTE B -   INVESTMENT IN REAL ESTATE

Buildings, improvements and personal property at December 31, 1996, 1995 and 1994 are summarized as follows:


       Category               Useful Life               1996              1995             1994
Buildings and improvements    40 years              $28,405,180       $28,339,646      $27,970,226
Personal property             5-10 years              1,142,965         1,142,965        1,148,794

                                                     29,548,145        29,482,611       29,119,020

Less accumulated depreciation                         6,384,870         5,563,878        4,731,848

                                                    $23,163,275       $23,918,733      $24,387,172


NOTE C - MORTGAGE PAYABLE

The Partnership is obligated under the terms of a mortgage, financed by the issuance of housing revenue bonds, to the Burlington Housing Authority (a subdivision of the Commonwealth of Massachusetts). The mortgage bears interest at the rate of 9% (the Base Interest). Base Interest is payable monthly to the extent of cash flow, but in no event at a rate less than 7.25% (the Minimum Base Interest). In March 1994, the Partnership shorted the interest payment due by approximately $45,000, which caused the Partnership to be in default on the mortgage. On April 28, 1994 the lender accepted the March 1994 payment as payment in full and acknowledged that the mortgage was current.

                     Burlington Arboretum Limited Partnership

                     NOTES TO FINANCIAL STATEMENTS - CONTINUED

                         December 31, 1996, 1995 and 1994

NOTE C - MORTGAGE PAYABLE - Continued

Effective August 1, 1994, certain terms of the mortgage were modified and the Minimum Base Interest rate was reduced from 7.25% to 5.35%.

Cumulative unpaid Base Interest up to $1,200,000 is deferred until sale or refinancing of the project. Other unpaid Base Interest is payable out of cash flow. To the extent there is cash flow after the payment of Base Interest at 9%, the Partnership is obligated to pay additional interest, up to 20% of the excess cash flow, resulting in a cumulative interest rate not to exceed 14%. Commencing in 1993, the Partnership will accrue Base Interest above the Minimum Base Interest and Additional Base Interest to the extent of cash flow due to the uncertainty of payment upon maturity.
During 1996, 1995 and 1994, Base Interest expensed was $2,445,480, $1,907,980 and $1,892,987, respectively. Accrued Base Interest at December 31, 1996, 1995 and 1994 was $1,994,047, $1,847,567 and
$1,847,567, respectively. The unrecorded Base Interest at December 31, 1996, 1995 and 1994 amounted to $2,193,617, $1,944,582 and
$1,213,180, respectively. Upon termination of the Partnership Agreement, maturity or refinance of the mortgage, this additional Base Interest may be required to be paid.

All unpaid principal and accrued interest are due on the earlier of September 22,2011 (maturity) or as noted under the bond documents, the bond holder has the option to cause the bonds to be prepaid on any interest payment date on or after September 22, 2003 (the First Mandatory Redemption Date).

In connection with the change in the interest rate, as noted above, the First Mandatory Redemption Date would be extended from September 22, 2003 to January 1, 2006. The final maturity date of the bonds will remain September 22, 2011. Such acceleration requires specification by the lender, in writing, six months prior to such date. In addition, the bond requirement that there be a limited operating deficit letter of credit was eliminated.

Under the terms of the mortgage agreement, the Partnership is also obligated to pay to the lender a monthly service fee of .25% of the bonds outstanding. During 1996, 1995 and 1994, $73,320, $73,319 and
$73,316, respectively, was charged to operations. In addition, the Partnership pays an annual program management fee of .10% of the bonds outstanding. During 1996, 1995 and 1994, $29,327, $29,327 and
$29,327, respectively, was charged to operations. As of December 31, 1996, 1995 and 1994, $222,882, $193,555 and $164,229,
respectively, has been accrued and is payable to the extent of available cash flow.

                     Burlington Arboretum Limited Partnership

                     NOTES TO FINANCIAL STATEMENTS - CONTINUED

                         December 31, 1996, 1995 and 1994

NOTE C - MORTGAGE PAYABLE - Continued

Upon agreements with the mortgage lender, the Partnership is required to make monthly escrow deposits for taxes, insurance and replacement of project assets.

The liability of the Partnership under the mortgage is limited to the underlying value of the real estate collateral plus other amounts deposited with the lender or trustee.

NOTE D - RELATED PARTY TRANSACTIONS

Development Fee

The project incurred a development fee of $1,022,100 during 1990 which was paid and capitalized as a cost of the building. The total development fee, under the terms of an agreement entered into during 1987, is $2,162,000. The balance of $1,139,900, plus interest at 10%, is due to an affiliate of a Limited Partner upon sale or refinancing of the project. Due to the uncertainty regarding the ultimate payment of the balance of the fee, it has not been recorded as of December 31, 1996, 1995 and 1994.

Management Fee

The Management Agreement is with an affiliate of the general partner, Burlington Apartments, Inc. (BAI) for a fee of up to 5% of gross collections. On November 1, 1994 BAI entered into a subagent agreement for 3% of gross collections with a noncompliance-related management company. Total management fee charged to operations in 1996, 1995 and 1994 was $121,375, $118,523 and $104,214,
respectively.

One requirement of the change in the Minimum Base Interest rate, as described in Note C, is that the general partner's management fee will be accrued only if the property pays interest on the mortgage at a rate of 7.25% for 12 consecutive months. Since this interest payment level was not achieved in 1996 and 1995, the fee has not been accrued. The unpaid management fee at December 31, 1996, 1995 and 1994 was $45,266, $45,266 and $45,266, respectively. For financial statement purposes this amount is included in Advances from General Partner.






                     Burlington Arboretum Limited Partnership

                     NOTES TO FINANCIAL STATEMENTS - CONTINUED

                         December 31, 1996, 1995 and 1994

NOTE D - RELATED PARTY TRANSACTIONS - Continued

During 1994, in conjunction with the change in the Base Minimum Interest rate described in Note C, the general partner advanced $105,267 on behalf of the Partnership. In addition, the general partner paid the final installment on the line of credit of $25,000. At December 31, 1996, 1995 and 1994, the amount due to the general partner was $350,267, $350,267 and $350,267, respectively, which is noninterest bearing and due on demand. For financial statement purposes this amount in included in Advances from general partner.

NOTE E - ADVANCES FROM DEAN WITTER/COLDWELL BANKER

In conjunction with the change in the mortgage described in Note C, the bond server, Dean Witter/Coldwell Banker Tax Exempt Mortgage Fund, L.P. advanced funds to the Partnership to pay operating expenses. At December 31, 1996, 1995 and 1994, the amount due to Dean Witter/Coldwell Banker was $114,831, $114,831 and $114,831, respectively, which is non-interest bearing and due on demand.

NOTE F - CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash balances in one Bank. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. As of December 31, 1996, the uninsured portion of the cash balances held was $251,380.

                             SUPPLEMENTAL INFORMATION

             INDEPENDENT AUDITOR'S REPORT ON SUPPLEMENTAL INFORMATION



To the Partners
Burlington Arboretum Limited Partnership


Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information is presented for purposes of additional analysis and is not a required part of the basic financial statements. The supplemental information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.






























Boston, Massachusetts
January 31, 1997

                            Burlington Arboretum Limited Partnership

                                      SCHEDULES OF EXPENSES

                                December 31, 1996, 1995 and 1994
                                                            1996           1995          1994
Rental
  Rental salaries                                         $ 33,664       $ 34,216      $ 40,741
  Advertising                                               11,340         13,969        13,972
  Bad debts                                                  5,797         33,729        45,884
  Miscellaneous renting expenses                             2,317          7,852         1,820

                                                          $ 53,118       $ 89,766      $102,417

Administrative
  Manager's salaries                                      $ 50,458       $ 64,924      $ 48,876
  Office salaries                                           85,678         62,634         3,247
  Legal                                                      1,462          3,654        17,724
  Telephone                                                  9,496          7,894         6,632
  Accounting                                                10,850         10,350        10,000
  Trustee fees                                               3,950          5,874         2,676
  Office supplies and expense                               20,006         11,231         5,437
  Postage                                                    2,704          2,045         2,642
  ISC administrative                                        13,452         15,179           -
  Corporate package expense                                 17,023           -              -
  Consulting fees                                             -              -            6,731
  Miscellaneous administrative                              17,411         10,796         5,130

                                                          $232,490       $194,581      $109,095

Maintenance
  HVAC maintenance                                        $  8,700       $  3,047      $  3,210
  Decorating contract, salaries and supplies               180,001        177,938        66,562
  Cleaning contract                                         63,198         48,173        39,263
  Maintenance salaries                                      82,280         72,880        56,263
  Grounds maintenance, contract and salaries                57,257         57,879        27,986
  Rubbish removal                                           28,978         25,546        24,836
  Miscellaneous maintenance                                 12,302         16,289         8,489
  Pool salaries and expenses                                12,512         13,964        12,927
  Repairs - general                                         89,153         44,357        52,351
  Repairs - painting exterior                                  600           -           34,570
  Repairs - roof                                            11,874          2,153           350
  ISC maintenance                                           22,631         26,608          -
  Fire maintenance                                            -             5,122         5,824
  Motor vehicle expenses                                     7,519          7,370         5,280
  Snow removal                                              21,612         12,516         5,110
  Exterminating                                                968            903           858
  Recreation services and supplies                           7,211         22,621           511
  Security contract and supplies                             2,628          3,186          -

                                                          $609,424       $540,552      $344,390

Utilities
  Water and sewer                                         $157,385       $111,681      $128,839
  Electricity                                               55,349         59,513        46,202
  Gash heat                                                  5,709          4,622        14,716
  Cable television                                           -               -              310

                                                          $218,443       $175,816      $190,067
